Exhibit 10.22

Roper Technologies, Inc.

Non-US Employee
CASH-SETTLED RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable
G R A N T  T O

_________________________________
("Grantee")

by Roper Technologies, Inc. (the "Company") of

__________

restricted stock units convertible into a cash payment equal to the value of an equal number of shares of the Company's common stock, $0.01 par value per share (the "Units"), pursuant to and subject to the provisions of the Roper Technologies, Inc. 2016 Incentive Plan (the "Plan") and to the terms and conditions set forth on the following pages (the "Terms and Conditions").  By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

Unless sooner vested in accordance with Section 2 of the Term and Conditions or otherwise in the discretion of the Committee, the Units shall vest (become payable) in accordance with the following schedule; provided that Grantee is then still employed by the Company or any of its Affiliates:

Percentage of Shares	Vesting Date

IN WITNESS WHEREOF, Roper Technologies, Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

ROPER TECHNOLOGIES, INC. By: ____________________________________________ Its: President and Chief Executive Officer	Grant Date: _______________ Accepted by Grantee: __________________________

TERMS AND CONDITIONS

1. Grant of Units.  The Company hereby grants to the Grantee named on the cover page hereof, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Certificate, the number of restricted stock units indicated on the cover page hereof (the "Units") which represent the right to receive a cash payment equal to the Fair Market Value, as of the applicable Vesting Date, of an equal number of shares of the Company's $0.01 value common stock ("Stock") on the terms set forth in this Certificate.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a "Vesting Date"):

(a)
as to the percentages of the Units specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof; provided Grantee is then still employed by the Company or an Affiliate, or

(b)	the termination of Grantee's termination of employment by reason of death or Disability or, with the consent of the Committee, Grantee's Retirement.

If Grantee's employment terminates prior to a Vesting Date for any reason other than as described in (b) above, Grantee shall forfeit all right, title and interest in and to the unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3. Settlement in Cash.  Any Units that vest in accordance with Section 2 above will entitle Grantee to receive to a cash payment equal to the Fair Market Value, as of the Vesting Date, of one share of Stock for each vested Unit.  Such payment shall be made no later than the 15th day of the third month after the month in which the Vesting Date occurs.

4. Dividend Equivalents.  If and when cash dividends or other cash distributions are paid with respect to the Shares while the Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of Shares then underlying the Units will be credited by the Company to an account for Grantee, and shall be accumulated without interest ("Dividend Equivalents").  Dividend Equivalents credited to Grantee's account with respect to earned and vested Units shall be distributed to Grantee in cash at the same time that the vested Units are settled for cash.  Grantee shall have no right to Dividend Equivalents accumulated with respect to Units that are forfeited, and any such unearned Dividend Equivalents will be reconveyed to the Company without further consideration or any act or action by Grantee.

5. Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate.  The Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6. Restrictions on Settlement of Units.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, no payment shall be made hereunder unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7. No Right of Continued Employment; No Rights to Compensation or Damages.  Nothing in the Plan or this Certificate or any document executed under either of them shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee's employment without liability at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.  By executing this Certificate, Grantee waives any and all rights to compensation or damages for the termination of his office or employment, or failure to provide sufficient notice of termination of his office or employment, with the Company or any Affiliate for any reason whatsoever insofar as those rights arise or may arise from the loss of Grantee's benefits or rights upon forfeiture of the Units in connection with such termination.

8. No Entitlement to Future Awards.  The grant of the Units does not entitle Grantee to the grant of any additional units or other awards under the Plan in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units, and vesting provisions.  The grant of the Units is an extraordinary item of compensation outside the scope of any employment contract.  As such, the Units are not part of normal or expected compensation for purposes of calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9. Transfer of Data.  By executing this certificate, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph.  Grantee is not obliged to consent to such collection, use, processing and transfer of personal data, but failure to provide the consent may affect Grantee's eligibility to receive awards under the Plan.  The Company and its Affiliates hold certain personal information about Grantee, including name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of any rights or entitlements to shares of stock, for the purpose of managing and administering the Plan ("Data").  The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee's participation in the Plan, and the Company and any of its Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan.  These recipients may be located in the United States or elsewhere throughout the world.  Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee's behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan.  Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing his or her consent, Grantee will affect his or her ability to participate in the Plan.

10. Payment of Taxes.  The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy all applicable taxes (including Grantee's income tax and employee national insurance obligations) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units.  The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

11. Amendment.  The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee's consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if the Units had vested) on the date of such amendment or termination.

12. Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan.  Without limiting the foregoing, the terms and conditions of the Units are subject to adjustment as provided in Article 15 of the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

13. Governing Law.  This Certificate shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

14. Severability.  If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15. Relationship to Other Benefits.  The Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

16. Notice.  Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee.  Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.